Exhibit 99.01
NEWS RELEASE Xcel Energy Media Relations 414 Nicollet Mall, 7th floor Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

April 15, 2016

Xcel Energy Names Robert Frenzel
Executive Vice President and Chief Financial Officer

MINNEAPOLIS - Xcel Energy Inc. (XEL) today named Robert (Bob) Frenzel as executive vice president and chief financial officer, effective May 3, 2016. Frenzel, 45, replaces Teresa Madden, 60, who previously announced her retirement.

“Bob brings a wealth of experience that complements our strategies and will benefit our core businesses,” said Ben Fowke, chairman, president and CEO of Xcel Energy Inc. “He understands our industry and has a proven track record of driving excellent performance and solid growth. He will be a valuable addition to the Xcel Energy team.”

Frenzel brings more than 17 years of experience in energy, banking and consulting and an additional six years of experience as an officer in the U.S. Navy. He most recently served as senior vice president and CFO for Luminant, an Energy Futures Holdings Inc. company and the largest generator of electricity in Texas. In that role he led strategic and financial planning, financial accounting, performance management, budgeting and capital allocation, and supply chain strategy and operations.

Prior to joining EFH, Frenzel was a vice president at Goldman Sachs, focused on strategic and financial transactions within the energy and power industry, including corporate- and asset-level acquisitions and divestitures and significant capital-raising activities. Earlier in his career he was a consultant in the strategy, finance and economics practice at Arthur Andersen.

Frenzel also served as a nuclear engineering officer and weapons officer in the United States Navy. He resigned from active duty in 1998 and remained in the Navy reserves where he was later promoted to lieutenant commander before resigning his commission in 2007. He holds a bachelor’s degree in industrial engineering from Georgia Tech and a Master of Business Administration from the University of Chicago’s Booth Graduate School of Business.

Teresa Madden, Xcel Energy's CFO since September 2011, retires from the company after a career spanning 36 years. "Teresa played a major role in building our track record of delivering on our value proposition and she leaves a solid platform for continued strong results," Fowke said. "She built a strong team and devoted her time and energy to developing the next generation of women leaders in the company. We are grateful for her many contributions and wish her much happiness in her retirement."

Xcel Energy (NYSE: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit www.xcelenergy.com or follow us on Twitter and Facebook.